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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___ )*


                               ADOLOR CORPORATION
        -----------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
        -----------------------------------------------------------------
                         (Title of Class of Securities)


                                    00724X102
                      ------------------------------------
                                 (CUSIP Number)


                                  MAY 30, 2001
               --------------------------------------------------
              (Date of Event Which Requires Filing This Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                    [ ]   Rule 13d-1(b)

                                    [X]   Rule 13d-1(c)

                                    [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed " for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                00724X102
         ------------------------------------

        1.   Names of Reporting Persons                     BIOTECH TARGET S.A.
                                            --------------------------------------------------

             I.R.S. Identification Nos. of above persons (entities only):                   N/A
                                                                                   ------------------


        2.   Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)  [X]

             (b)  [   ]


        3.   SEC  Use Only
                             ------------------------------------------------------------------------


        4.   Citizenship or Place of Organization              REPUBLIC OF PANAMA
                                                   --------------------------------------------------


        Number of Shares              5.   Sole Voting Power                      0
        Beneficially Owned by Each                                     -----------------------
        Reporting Person with:

                                      6.   Shared Voting Power                2,002,500
                                                                       -----------------------


                                      7.   Sole Dispositive Power                 0
                                                                       -----------------------


                                      8.   Shared Dispositive Power           2,002,500
                                                                       -----------------------

        9.   Aggregate Amount Beneficially Owned
             by Each Reporting Person                                   2,002,500
                                                          ------------------------------------


        10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares         [  ]


        11.  Percent of Class Represented by amount in Row (9)                 6.5%
                                                                     -------------------------


        12.  Type of Reporting Person (See Instructions)                   CO
                                                          ------------------------------------

CUSIP No.                00724X102
         ---------------------------------
        1.   Names of Reporting Persons                        BB BIOTECH AG
                                            ---------------------------------------------------------

             I.R.S. Identification Nos. of above persons (entities only):                     N/A
                                                                                   ------------------


        2.   Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)  [X]

             (b)  [ ]


        3.   SEC  Use Only
                             ------------------------------------------------------------------------


        4.   Citizenship or Place of Organization                  SWITZERLAND
                                                   --------------------------------------------------


        Number of Shares              5.   Sole Voting Power                      0
        Beneficially Owned by Each                                     -----------------------
        Reporting Person with:

                                      6.   Shared Voting Power                2,002,500
                                                                       -----------------------


                                      7.   Sole Dispositive Power                 0
                                                                       -----------------------


                                      8.   Shared Dispositive Power           2,002,500
                                                                       -----------------------

        9.   Aggregate Amount Beneficially Owned
             by Each Reporting Person                                   2,002,500
                                                          ------------------------------------


        10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares          [ ]


        11.  Percent of Class Represented by amount in Row (9)                 6.5%
                                                                     -------------------------


        12.  Type of Reporting Person (See Instructions)                  HC,CO
                                                          ------------------------------------

ITEM 1

        1(a) Name of Issuer:                            ADOLOR CORPORATION
                                    ----------------------------------------------------------

        1(b) Address of Issuer's Principal Executive Offices:

             620 PENNSYLVANIA AVENUE, EXTON PA 19341
             ---------------------------------------------------------------------------------
ITEM 2

        2(a) Name of Person Filing:           BB BIOTECH AG ("BB BIOTECH"), ON BEHALF OF
                                        ------------------------------------------------------
             BIOTECH TARGET S.A. ("BIOTARGET"), ITS WHOLLY-OWNED SUBSIDIARY AND RECORD
             ---------------------------------------------------------------------------------
             OWNER OF THE SECURITIES.
             ----------------------------

        2(b) Address of Principal Business Office or, if none, Residence:

             BB BIOTECH AG:      VODERGASSE 3, CH-8300 SCHAFFHAUSEN, SWITZERLAND

             BIOTECH TARGET S.A.:    CALLE 53, URBANIZACION OBARRIO, TORRE SWISS BANK,
                                     PISO 16, PANAMA CITY, ZONA 1, REPUBLIC OF PANAMA

        2(c) Citizenship:                                SWITZERLAND
                             -----------------------------------------------------------------

        2(d) Title of Class of Securities                      COMMON STOCK
                                            --------------------------------------------------

        2(e) CUSIP Number                  00724X102
                                 -----------------------------


ITEM 3

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK
WHETHER THE PERSON FILING IS A:

        a. [ ] Broker or Dealer registered under Section 15 of the Act.

        b. [ ] Bank as defined in Section 3(a)(6) of the Act.

        c. [ ] Insurance company as defined in Section 3(a)(19) of the Act.

        d. [ ] Investment company registered under section 8 of the Investment Company Act of 1940.

        e. [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

        f. [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        g. [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        h. [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12
                 U.S.C. 1813);

        i. [ ] A church plan that is excluded from the definition of an investment company under section
                 3(c)(14) of the Investment Company Act of 1940;

        j. [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount beneficially owned:                   2,002,500
                                            ------------------------------------

        (b)  Percent of class:                              6.5%
                                            ------------------------------------

        (c)  Number of shares as to which the person has:

             (i)  Sole power to vote or to direct the vote                                   0
                                                                                ---------------------

             (ii) Shared power to vote or to direct the vote                             2,002,500
                                                                                ---------------------

             (iii)Sole power to dispose or to direct the disposition of                      0
                                                                                ---------------------

             (iv) Shared power to dispose or to direct the disposition of                2,002,500
                                                                                ---------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                                  N/A
        ---------------------------------------------------------------------------------------------


ITEM7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
    SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

        THIS STATEMENT IS FILED JOINTLY BY BB BIOTECH AND BIOTARGET. BIOTARGET
        ---------------------------------------------------------------------------------------------
        IS A WHOLLY OWNED SUBSIDIARY OF BB BIOTECH.
        ---------------------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                                  N/A
        ---------------------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                                                  N/A
        ---------------------------------------------------------------------------------------------


ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

        After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                BB BIOTECH AG


Date:   June 6, 2001                     By:    /s/ Anders Hove
        ------------                            ----------------

                                       Name:    Anders Hove
                                                -----------

                                      Title:    Signatory Authority
                                                -------------------


Date:   June 6, 2001                     By:    /s/ Dubravka Racnjak
        ------------                            --------------------

                                       Name:    Dubravka Racnjak
                                                ----------------

                                      Title:    Signatory Authority
                                                -------------------

                                                BIOTECH TARGET S.A.


Date:   June 6, 2001                     By:    /s/ Anders Hove
        ------------                            ---------------

                                       Name:    Anders Hove
                                                -----------

                                      Title:    Signatory Authority
                                                -------------------


Date:   June 6, 2001                     By:    /s/ Dubravka Racnjak
        ------------                            --------------------

                                       Name:    Dubravka Racnjak
                                                ----------------

                                      Title:    Signatory Authority
                                                -------------------

                                  EXHIBIT INDEX

Exhibit A:   Agreement by and between BB Biotech and BioTarget with respect to the filing of this disclosure statement.

                                    EXHIBIT A

                             JOINT FILING STATEMENT

        Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G (including all amendments thereto) is filed on behalf of each of the undersigned.


                                                BB BIOTECH AG


Date:   June 6, 2001                     By:    /s/ Anders Hove
        ------------                            ---------------

                                       Name:    Anders Hove
                                                -----------

                                      Title:    Signatory Authority
                                                -------------------


Date:   June 6, 2001                     By:    /s/ Dubravka Racnjak
        ------------                            --------------------

                                       Name:    Dubravka Racnjak
                                                ----------------

                                      Title:    Signatory Authority
                                                -------------------


                                                BIOTECH TARGET S.A.


Date:   June 6, 2001                     By:    /s/ Anders Hove
        ------------                            ---------------

                                       Name:    Anders Hove
                                                -----------

                                      Title:    Signatory Authority
                                                -------------------



Date:   June 6, 2001                     By:    /s/ Dubravka Racnjak
        ------------                            --------------------

                                       Name:    Dubravka Racnjak
                                                ----------------

                                      Title:    Signatory Authority
                                                -------------------